Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-117811, 333-127876, 333-137332, and 333-149049 on Form S-8 of our report (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a change in the manner in which MannKind Corporation accounts for share-based compensation in 2006) dated March 14, 2008, relating to the financial statements of MannKind Corporation and of our report dated March 14, 2008 relating to the effectiveness of MannKind Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of MannKind Corporation for the year ended December 31, 2007.
/s/  Deloitte & Touche LLP
Los Angeles, California
March 14, 2008